INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Investors,
Mercury Master Trust:

In planning and performing our audits of the financial statements of the Portfolios of the Trust, detailed below, constituting Mercury Master Trust (the "Trust"), for the year ended May 31, 2001 (on which we have issued our reports on the dates detailed below), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

Portfolio
	Report Date

Mercury Master International Portfolio
		July 13, 2001
Mercury Master Pan-European Growth
Portfolio		July 12, 2001

Mercury Master U.S. Large Cap Portfolio
		July 13, 2001
Mercury Master U.S. Small Cap Growth
Portfolio		July 13, 2001


The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any
internal control, misstatements due to error or fraud may occur and not be detected.
Also, projections of any evaluation of
internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2001.

This report is intended solely for the
information and use of management, the
Board of Trustees and Investors of the Trust, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

July 13, 2001